Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

NewLake Capital Partners, Inc.

New Canaan, CT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the consolidated financial statements of NewLake Capital Partners, Inc. (the “Company”), included in the Company’s Form S-11 filed on August 9, 2021.

/s/ BDO USA, LLP

Denver, CO

December 10, 2021